Exhibit 99.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations Berns Communications Group (212) 994-4660

THE TALBOTS INC. ANNOUNCES CORPORATE STAFF REDUCTION AS PART OF STRATEGIC LONG-RANGE PLAN

HINGHAM, MA – June 5, 2008—The Talbots, Inc. (NYSE: TLB) today announced that as part of its strategic long-range plan to streamline operations and rationalize its cost structure, it is reducing its corporate headcount, across multiple locations and at all levels, by approximately 9%. The Company expects this action to result in estimated annualized cost savings of approximately $14 million, which contributes to the Company’s goal to reduce its cost structure by a minimum of $100 million by the end of fiscal 2009 (as announced on February 6, 2008).

Net expense associated with the reduction, which is primarily for severance and severance benefits as well as related professional consulting fees, is expected to total approximately $5.9 million. Of this, approximately $2.1 million of net pre-tax expense was recorded in the first quarter of fiscal 2008, which was included in the Company’s restructuring charge as detailed in its first quarter 2008 results announced on May 21, 2008. The Company expects to record the additional net pre-tax expense of approximately $3.8 million in connection with this action in the second quarter of fiscal 2008.

Trudy F. Sullivan, President and Chief Executive Officer of The Talbots, Inc., said, “A key finding of our strategic review completed in the first quarter of 2008 was the need to realign and streamline internal Company functions to enable the successful execution of our long-range plan.  We therefore are examining all areas of our business to maximize efficiency and drive overall improved productivity. We are making excellent progress in achieving all of the objectives laid out in our strategic long-range plan and are firmly on track to restore profitability from our ongoing core operations and deliver enhanced shareholder value beginning in 2008.”

“It was clearly a difficult strategic decision to reduce our corporate staffing levels, but it was an important and necessary step towards strengthening our organization for the long term. We are making every effort to assist the affected employees in making a successful career transition.”

Additional information is included in the Company’s Form 8-K filed today, June 5, 2008. Affected employees were notified on or immediately prior to June 5, 2008 and of their eligibility for severance and outplacement benefits.

The Company has also announced today that it is reconfirming its previously announced outlook for fiscal 2008 earnings per share as detailed in its first quarter 2008 results press release issued on May 21, 2008.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. The Company currently operates stores in 869 locations in 47 states, the District of Columbia, and Canada, with 595 locations under the Talbots brand name and 274 locations under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.

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The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “guidance,” or similar statements or variations of such terms. All of the information concerning our financial outlook (including future profitability, future comparable stores sales, future earnings and other future financial performance or operating measures), future credit facilities, future merchandise purchases, future cash needs, and other future financial performance or financial position constitutes forward-looking information.

Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning our internal plan including our budget for regular-price and markdown selling and operating cash flow for forward periods. All of our forward-looking statements are as of the date of this release only. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct.  Actual results may differ materially from our forward-looking statements.  The Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.

Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such statements in or accompanying this release.

Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the following risks:  the impact of the continued deterioration in the U.S. economic environment, including continued negative impact on consumer discretionary spending, the disruption and significant tightening in the U.S. credit and lending markets, recessionary and inflationary pressures, high energy prices, and declining value of the U.S. dollar; our ability to accurately estimate and forecast future regular-price and markdown selling and operating cash flow; achieving the Company’s sales plan for the year for each of the Talbots and J. Jill brands; achieving the Company’s operating cash flow plan for the year; continued ability to purchase merchandise on open account purchase terms at expected levels; ability to replace the Company’s letter of credit facilities for merchandise purchases from vendors who require such facilities; the Company’s ability to obtain any necessary increases in its credit facilities as may be needed from time to time to fund cash needs; the Company’s ability to reduce any cash spending if needed; successfully executing the Company’s strategic initiatives, including anticipated lower inventory levels, expected operating expense and other cost reductions, the success of the new promotional cadence for the Talbots brand, reduced markdown exposure and improved gross margins, the successful closing of the Talbots Kids and Talbots Mens business concepts and closing of other underperforming stores; and the Company’s ability to continue to satisfy its financial covenants under its existing debt agreements. In each case, actual results may differ materially from such forward-looking information.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Talbots website at www.thetalbotsinc.com under “Investor Relations” and you are urged to carefully consider all such factors.
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